Exhibit 10.15

Form Of

BancTec, Inc.

2007 Equity Incentive Plan

Option Award Agreement

SECTION 1. GRANT OF OPTION AWARD

BancTec, Inc. (the “Company”) hereby grants to the undersigned (the “Optionee”), on June 27, 2007, an option to purchase shares of common stock of the Company, par value $0.01 per share, in the amount set forth on the signature page hereto (the “Option”) pursuant to the terms and conditions set forth in this agreement (the “Agreement”) and the BancTec, Inc. Amended and Restated 2007 Equity Incentive Plan (the “Plan”). The Option is intended to be an “incentive stock option” as described in Section 422(b) of the Code (an “ISO”). Capitalized terms not defined herein shall have the same meaning as in the Plan.

SECTION 2. EXERCISE PRICE

(a)           The exercise price of the Option shall be $8.00 per Share, subject to any adjustments as set forth in the Plan (the “Exercise Price”).

SECTION 3. VESTING SCHEDULE

(a)           The Option shall vest according to the following schedule:

Vesting Date	Amount to be Vested
June 27, 2008	(25)%
June 27, 2009	(25)%
June 27, 2010	(25)%
June 27, 2011	(25)%

(b)           For purposes of this Agreement, “Vested Option” shall refer to the portion of the Option that is vested at such time.

(c)           For purposes of this Agreement, “Unvested Option” shall refer to the portion of the Option that is not vested at such time.

(d)           If the Optionee’s employment with the Company is terminated by the Company without Cause (other than by reason of death or permanent disability) or by the Optionee for Good Reason, any Unvested Option at such time shall immediately vest in full and become immediately exercisable.

SECTION 4. EXERCISE PROCEDURES.

(a)           Notice of Exercise. The Optionee or the Optionee’s representative may exercise a Vested Option by giving written notice to the Company specifying the election to exercise a Vested Option, the number of Shares for which it is being exercised and the form of payment (the “Notice of Exercise”). The Notice of Exercise shall be signed by the person exercising a Vested Option. In the event that a Vested Option is being exercised by the Optionee’s representative, the Notice of Exercise shall be accompanied by proof (satisfactory to the Company) of the representative’s right to exercise a Vested Option. The Optionee or the Optionee’s representative shall deliver to the Company, at the time of giving the Notice of Exercise, payment in a form permissible under the Plan for the full amount of the number of Shares for which the Vested Option is being exercised multiplied by the Exercise Price (the “Exercise Amount”). In addition, the Company shall be entitled to require, as a condition of delivery of the Shares upon exercise, that you remit an amount in cash sufficient to satisfy all applicable withholding taxes relating thereto; provided that you may elect to satisfy the obligation to pay any withholding tax, in whole or in part, by having the Company retain Shares that would otherwise be delivered upon exercise that are sufficient in value (valued at their Fair Market Value as of the day immediately prior to the date of exercise) to cover the amount of such withholding tax.

(b)           Receipt of Stock; Book Entry Procedures. After receiving a Notice of Exercise, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall record in the books of the Company (or, as applicable, its transfer agent or stock plan administrator) the number of Shares owned by the Optionee (or as applicable, his beneficiaries) and shall not deliver to the Optionee certificates evidencing Shares issued in connection with any Vested Option.

(c)           $100,000 Limitation. The Optionee’s right to exercise the Vested Option shall be deferred to the extent (and only to the extent) that the Vested Option would not be treated as an ISO solely by reason of the $100,000 annual limitation under Section 422(d) of the Code, except that the Optionee’s right to exercise any Vested Option shall no longer be deferred if (i) the Company is subject to a Change in Control before the Optionee’s Service terminates, (ii) the Company, or any surviving corporation, or its parent does not continue this Option, and (iii) any surviving corporation or its parent does not assume the Option or does not substitute an option with substantially the same terms for the Option.

(d)           No Transfer or Assignment of Option. The Option shall be non-transferable except by will or the laws of descent and distribution and shall be exercisable during the Optionee’s lifetime by the Optionee only.

(e)           Notice Concerning ISO Treatment. The Option shall cease to qualify for favorable tax treatment as an ISO to the extent it is exercised (i) more than three (3) months after the date the Optionee ceases to be an Employee for any reason other than death or permanent and total disability (as defined in Section 22(e)(3) of the Code), (ii) more than twelve (12) months after the date the Optionee ceases to be an Employee by reason of such permanent and total disability or (iii) after the Optionee has been on a leave of absence for more than ninety (90) days, unless the Optionee’s reemployment rights are guaranteed by statute or by contract.

SECTION 5. TERM AND EXPIRATION.

(a)           Basic Term. Subject to earlier termination in accordance with subsection (b) below, the exercise period of this Option shall expire ten (10) years after the date it is granted (the “Term”).

(b)           Termination of Employment. If the Optionee’s employment with the Company terminates for any reason, then (1) any Unvested Option shall be forfeited upon the effective date of such termination (except as otherwise set forth in Section 3(d) of this Agreement) and (2) the exercise period for a Vested Option shall expire and be of no further force or effect on the earliest of the following occasions:

(i)                                     The expiration date determined pursuant to Subsection (a) above;

(ii)                                  The effective date of termination if such termination is for Cause;

(iii)                               The date ninety (90) days after the effective date of termination if such termination occurs (x) by the Company without Cause, (y) by the Optionee for Good Reason, or (z) for any reason except as set forth in (ii) and (iii) above (including but not limited to death or permanent disability).

SECTION 6. DEFINITIONS

(a)           “Cause” shall mean:

(i)            a material breach of, or the willful failure or refusal by the Optionee to perform and discharge duties or obligations the Optionee has agreed to perform or assume under that certain Employment Agreement, between the Company and the Optionee, dated May 27, 2007 (the “Employment Agreement”) (other than by reason of permanent disability or death);

(ii)           the Optionee’s failure to follow a lawful directive of the Chief Executive Officer or the Board that is within the scope of the Optionee’s duties for a period of ten (10) business days after notice from the Chief Executive Officer or the Board specifying the performance required;

(iii)          any material violation by the Optionee of a policy contained in the Code of Conduct of the Company or similar publication;

(iv)          drug or alcohol abuse by the Optionee that materially affects the Optionee’s performance of the Optionee’s duties under the Employment Agreement; or

(v)           conviction of, or the entry of a plea of guilty or nolo contendere by the Optionee for, any felony or other crime involving moral turpitude.

(b)           “Good Reason” shall mean, without the Optionee’s express written consent:

(i)            a reduction in the Optionee’s Base Salary or target bonus percentage under the Bonus Plan to less than 100% of Base Salary;

(ii)           any change in the position, duties, responsibilities (including reporting responsibilities) or status of the Optionee that is adverse to the Optionee in any material respect with the Optionee’s position, duties, responsibilities or status as of the date of the Employment Agreement;

(iii)          a requirement by the Company that the Optionee be based in an office that is located more than fifty (50) miles from the Optionee’s principal place of employment as of the date of the Employment Agreement; or

(iv)          any material failure on the part of the Company to comply with and satisfy the terms of the Employment Agreement;

provided, that a termination by the Optionee with Good Reason shall be effective only if the Optionee delivers to the Company a notice of termination for Good Reason within ninety (90) days after the Optionee first learns of the existence of the circumstances giving rise to Good Reason setting forth the basis of such Good Reason termination and within thirty (30) days following delivery of such notice of termination for Good Reason, the Company has failed to cure the circumstances giving rise to Good Reason to the reasonable satisfaction of the Optionee.

SECTION 7. MISCELLANEOUS PROVISIONS.

(a)           Rights as a Shareholder. Neither the Optionee nor the Optionee’s representative shall have any rights as a shareholder with respect to any Shares subject to this Option until the Optionee or the Optionee’s representative becomes entitled to receive such Shares by (i) filing a Notice of Exercise, and (ii) paying the Exercise Amount as provided in this Agreement.

(b)           Tenure. Nothing in the Agreement or Plan shall confer upon the Optionee any right to continue in employment with the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary or parent of the Company employing or retaining the Optionee) or of the Optionee, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause.

(c)           Notification. Any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company at its principal executive office and to the Optionee at the address that he or she most recently provided to the Company.

(d)           Entire Agreement. This Agreement, the Plan and the Employment Agreement (as applicable) constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof. In the event that the terms of this Agreement, any Employment Agreement and the Plan are in conflict, the terms of the Plan shall govern.

(e)           Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(f)            Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Optionee, the Optionee’s assigns and the legal representatives, heirs and legatees of the Optionee’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be join herein and be bound by the terms hereof.

(g)           Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such state.

[Signature page follows.]

Please acknowledge receipt of this Agreement by signing the enclosed copy of this Agreement in the space provided below and returning it promptly to the Secretary of the Company.

BANCTEC, INC.

BY:
J. Coley Clark Senior Vice President and Chief Financial Officer

OPTIONEE

Accepted and Agreed to

As of        , 2007:

BY:
[Name of Executive]

Option: [            ]

SIGNATURE PAGE TO OPTION AWARD AGREEMENT

(ISO FORM FOR EXECUTIVES)